Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FIRST QUARTER 2024

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, April 30, 2024 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2024 results: The Company’s revenues in the first quarter 2024 were $71.7 million, compared to $66.8 million in the first quarter 2023, an increase of $4.9 million, or 7.4%. Lime and limestone revenues were $71.5 million in the first quarter 2024, compared to $66.5 million in the first quarter 2023, an increase of $4.9 million, or 7.4%. The increase in revenues in the first quarter 2024, compared to the first quarter 2023, resulted from increases in average selling prices for the Company’s lime and limestone products, partially offset by decreased sales volumes. The decrease in sales volumes in the first quarter 2024, compared to the first quarter 2023, was principally due to decreased demand from the Company’s construction customers, partially offset by increased demand from its industrial customers.

The Company’s gross profit was $30.6 million in the first quarter 2024, compared to $24.0 million in the first quarter 2023, an increase of $6.6 million, or 27.6%. The Company’s lime and limestone gross profit was $30.7 million in the first quarter 2024, compared to $24.1 million in the first quarter 2023, an increase of $6.6 million, or 27.5%. The increase in gross profit in the first quarter 2024, compared to the first quarter 2023, resulted from the increased revenues discussed above and a decrease in operating expenses, including lower natural gas fuel costs.

Selling, general and administrative (“SG&A”) expenses were $4.8 million in the first quarter 2024, compared to $4.2 million in the first quarter 2023, an increase of $0.7 million, or 16.8%. The increase in SG&A expenses in the first quarter 2024, compared to the first quarter 2023, was primarily due to increased personnel expenses, including stock-based compensation.

Other (income) expense, net was $2.5 million income in the first quarter 2024, compared to $1.5 million income in the first quarter 2023. The increase of $1.0 million in other (income) expense, net, during the first quarter 2024, compared to the first quarter 2023, was primarily due to interest earned on higher average balances of cash and cash equivalents.

The Company reported net income of $22.4 million ($3.92 per share diluted) in the first quarter 2024, compared to $17.1 million ($3.00 per share diluted) in the first quarter 2023, reflecting an increase of $5.3 million, or 31.2%.

“In the first quarter 2024, reduced demand continued from our construction customers. Fortunately, increased demand from our industrial customers provided a partial offset to an overall decrease in sales volume,” said Timothy W. Byrne, President and Chief Executive Officer. “Looking ahead, we anticipate improved demand from our construction customers,” Mr. Byrne added.

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.25 per share on the Company’s common stock. This dividend is payable on June 14, 2024 to shareholders of record at the close of business on May 24, 2024.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, oil and gas services, and agriculture (including poultry producers) industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma, and

Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company-Shreveport, U.S. Lime Company-St. Clair, and U.S. Lime Company-Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company-O & G, LLC, has royalty and non-operated working interests in natural gas wells located in Johnson County, Texas, in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to changes in demand and timing of projects, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
INCOME STATEMENTS

Revenues	$71,687	$66,777
Cost of revenues	41,080	42,785
Gross profit	$30,607	$23,992

Selling, general and administrative expenses	$4,848	$4,152
Operating profit	$25,759	$19,840

Other (income) expense, net	(2,540)	(1,507)
Income tax expense	5,860	4,243
Net income	$22,439	$17,104

Income per share of common stock:
Basic	$3.93	$3.01
Diluted	$3.92	$3.00
Weighted-average shares outstanding:
Basic	5,707	5,685
Diluted	5,725	5,698
Cash dividends per share of common stock	$0.25	$0.20

	March 31,	December 31,
	2024	2023
BALANCE SHEETS
Assets:
Current assets	$278,875	$254,969
Property, plant and equipment, net	179,676	179,795
Other non-current assets	5,445	5,838
Total assets	$463,996	$440,602
Liabilities and Stockholders’ Equity:
Current liabilities	$19,246	$17,491
Deferred tax liabilities, net	24,421	24,659
Other long-term liabilities	5,013	5,348
Stockholders’ equity	415,316	393,104
Total liabilities and stockholders’ equity	$463,996	$440,602

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